Exhibit 99.1

News release

QLT ANNOUNCES SECOND QUARTER 2014 RESULTS

For Immediate Release August 5, 2014

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. The Company reported financial results today for the second quarter ended June 30, 2014. Unless otherwise specified, all amounts are reported in U.S. dollars and in accordance with U.S. GAAP.

On June 25, 2014, QLT, a British Columbia corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) among QLT, Auxilium Pharmaceuticals, Inc., a Delaware corporation (“Auxilium”), QLT Holding Corp., a Delaware corporation and a wholly owned subsidiary of QLT (“HoldCo”), and QLT Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of HoldCo (“AcquireCo”). The Merger Agreement provides for a business combination whereby AcquireCo will be merged with and into Auxilium (the “Merger”). As a result of the Merger, the separate corporate existence of AcquireCo will cease and Auxilium will continue as the surviving corporation. On the date of the closing of the Merger, Auxilium will become an indirect wholly owned subsidiary of QLT (the “Combined Company”). While the Merger has been unanimously approved by the Boards of Directors of Auxilium, QLT, HoldCo and AcquireCo, the transaction is still subject to various conditions and approvals. For more detailed information on the proposed Merger, refer to the Registration Statement on Form S-4 filed with the SEC on August 4, 2014.

2014 SECOND QUARTER FINANCIAL RESULTS

QLT Expenses / Other Income

Research and Development (R&D) expenses relate to QLT’s synthetic retinoid program. During the second quarter of 2014, QLT incurred R&D expenses of $4.1 million compared to $4.4 million for the same period in 2013. The net $0.3 million decrease was primarily due to savings related to the Company’s 2012 workforce reduction and lower costs incurred in 2014 related to the QLT091001 Phase Ib retreatment study in patients with Leber Congenital Amaurosis and Retinitis Pigmentosa, which was substantially completed in 2013. These savings were partially offset by costs incurred in 2014 in connection with the QLT091001 Phase IIa study on Impaired Dark Adaptation and preparatory activities for the QLT091001 pivotal trial as well as higher stock based compensation expense associated with stock options granted in July and November of 2013.

During the second quarter of 2014, Selling, General and Administrative (SG&A) expenses were $4.1 million compared to $1.8 million for the same period in 2013. The net $2.3 million increase in SG&A expenses was primarily due to $2.5 million of consulting and transaction fees incurred in connection with the evaluation of strategic alternatives and the resulting proposed Merger with Auxilium described above. These costs were partially offset by net overall savings realized in 2014 related to the continuing impact of our 2012 workforce reduction and other restructuring activities.

During the second quarter of 2014, Investment and Other Income was negligible compared to $1.2 million for the same period in 2013. During the second quarter of 2013, Investment and Other Income primarily consisted of a $1.0 million fair value gain related to the Company’s previous contingent consideration asset, which was recorded as the present value of future expected payments with respect to Eligard. No fair value gain was recorded during the second quarter of 2014 given that the remaining contingent consideration asset balance was reclassified to accounts receivable at face value in March 2014 given that the payment is guaranteed by TOLMAR Holding, Inc. (“Tolmar”) and Dodley International, Inc. (“Dodley”) under the terms of the Consent and Amendment Agreement (“Consent and Amendment Agreement”) entered into on March 17, 2014.

Operating Losses and Loss per Share

The operating loss for the second quarter of 2014 was $8.6 million compared to $7.1 million for the same period in 2013. The net $1.5 million increase in operating losses is primarily due to the $2.5 million of consulting and transaction fees incurred in connection with the evaluation of strategic alternatives and the resulting proposed Merger with Auxilium, which was partially offset by lower R&D and restructuring expenses.

Loss per share from continuing operations was $0.17 in the second quarter of 2014 compared to $0.12 in the same period in 2013. The increase in loss per share is due to the same factors described above, along with nil fair value gain recognition in the second quarter of 2014 as a result of remaining contingent consideration asset being reclassified to accounts receivable at face value in March 2014.

Cash and Cash Equivalents

As at June 30, 2014, the Company’s consolidated cash and cash equivalents was $137.9 million compared to $118.5 million of cash and cash equivalents at the end of 2013. The increase was primarily due to $32.5 million of proceeds received from Tolmar in connection with the Eligard related contingent consideration described above, which was partially offset by cash used in operating activities. QLT has approximately $5.5 million of Eligard related consideration remaining to be collected. As described above, payment of this amount has been guaranteed by Tolmar and Dodley on or before November 30, 2014. QLT expects to collect the remaining $5.5 million balance in full during the third quarter of 2014.

Passive Foreign Investment Company

The Company believes that it was classified as a Passive Foreign Investment Company (PFIC) for 2008 – 2013, and that it may be classified as a PFIC in 2014, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K and our Registration Statement on Form S-4 filed on August 4, 2014 for additional information.

QLT Inc.- Financial Highlights

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

In accordance with United States generally accepted accounting principles

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands of U.S. dollars except share and per share information)	2014	2013	2014	2013
Expenses
Research and development	$4,079	$4,392	$8,893	$8,472
Selling, general and administrative	4,098	1,810	6,254	3,892
Depreciation	229	252	458	487
Restructuring charges	172	671	744	1,493

	8,578	7,125	16,349	14,344

Operating loss	(8,578)	(7,125)	(16,349)	(14,344)
Investment and other income
Net foreign exchange gains losses	(53)	84	(74)	18
Interest income	31	80	53	136
Fair value change in contingent consideration	—	1,038	1,466	1,833
Other gains	42	36	99	36

	20	1,238	1,544	2,023

Loss from continuing operations before income taxes	(8,558)	(5,887)	(14,805)	(12,321)
Provision for income taxes	(23)	(142)	(238)	(325)

Loss from continuing operations	(8,581)	(6,029)	(15,043)	(12,646)

Income from discontinued operations, net of income taxes	(57)	(170)	(57)	20

Net loss and comprehensive loss	($8,638)	$(6,199)	($15,100)	$(12,626)

Basic and diluted net loss per common share
Continuing operations	($0.17)	($0.12)	($0.29)	($0.25)
Discontinued operations	($0.00)	($0.00)	($0.00)	$0.00

Net loss per common share	($0.17)	($0.12)	($0.29)	($0.25)

Weighted average number of common shares outstanding (thousands)
Basic and diluted	51,082	50,883	51,082	50,736

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars)	June 30, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$137,933	$118,521
Accounts receivable, net of allowances for doubtful accounts	10,006	4,590
Contingent consideration—current	—	36,582
Income taxes receivable	68	77
Deferred income tax assets—current	—	191
Prepaid and other assets	1,014	1,863

Total current assets	149,021	161,824
Property, plant and equipment	1,433	1,866
Deferred income tax assets—non-current	—	177

Total assets	150,454	163,867

LIABILITIES
Current liabilities
Accounts payable	$3,848	$2,609
Accrued liabilities	1,242	1,498
Accrued restructuring charge	—	130

Total current liabilities	5,090	4,237
Uncertain tax position liabilities	1,709	1,846

Total liabilities	6,799	6,083

SHAREHOLDERS’ EQUITY
Share capital
Authorized 500,000,000 common shares without par value 5,000,000 first preference shares without par value, issuable in series
Issued and outstanding common shares	$466,229	$466,229
March 31, 2014 – 51,081,878 shares
December 31, 2013 – 51,081,878 shares
Additional paid-in capital	96,815	95,844
Accumulated deficit	(522,358)	(507,258)
Accumulated other comprehensive income	102,969	102,969

Total shareholders’ equity	143,655	157,784

Total shareholders’ equity and liabilities	$150,454	$163,867

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Visudyne is a registered trademark of Novartis AG

Eligard is a registered trademark of Sanofi S.A.

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning our PFIC status; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects,” “hopes,” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that the proposed Merger with Auxilium will not close within the timeframe expected, or at all; the risk that, following the Merger, the combined company may not be able to realize the expected benefits of the proposed Merger such as efficiencies, cost savings, tax benefits, enhanced cash management flexibility, growth potential, market profile and financial strength, or that the combined company may not be positioned to achieve growth, sustained or otherwise; the risk that, following the Merger, the combined company will not be treated as a foreign corporation for U.S. federal income tax purposes; the risk that, following the Merger, the combined company will not be able to achieve increased profitability or maintain a competitive global cash management and a competitive worldwide effective corporate tax rate; the risk that the integration of businesses of QLT and Auxilium will take longer or be more costly than expected, the risk that we may not receive any or as much additional contingent consideration as we might expect under our agreements with respect to the sale of Visudyne and the PPDS Technology; risks and uncertainties concerning the impact that QLT’s success or failure in completing the proposed Merger strategic initiatives will have on the market price of our securities; risks resulting from the potential loss of key personnel; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; risks and uncertainties associated with the safety and effectiveness of our technology; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

This press release also contains “forward looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.